Exhibit 10.1

July 23, 2013

Mr. Kenneth R. Meyers

Dear Ken,

I am delighted that you accepted our offer to serve as the President and Chief Executive Officer (“CEO”) of United States Cellular Corporation (“USCC”), and am confident that with your outstanding operational and financial knowledge and proven leadership capabilities, USCC is well-positioned for superior performance, growth and long-term profitability.  You have the confidence and full support of the senior management teams and boards of directors of both USCC and Telephone and Data Systems, Inc. (“TDS”).

Set forth below is information regarding key elements of your compensation as President and CEO of USCC:

1.       Base Salary:  Effective as of June 22, 2013 (i.e., the date that you commenced service as President and CEO), your base salary for 2013 will be $830,000 per year.  As you know, our policy is to review the salaries of senior executives annually as soon after January 1st as feasible, with adjustments retroactively effective to January 1st.  Your base salary will be subject to applicable tax withholding and benefit plan deductions.

2.       Annual Bonus:  Your target bonus opportunity for 2013 will be $664,000 (i.e., 80% of your new base salary of $830,000), and be based on USCC’s approved 2013 Officer Annual Incentive Plan, with the 30% discretionary portion based on my assessment of your performance as USCC’s President and CEO.  Your bonus will be subject to applicable tax withholding and benefit plan deductions.

3.       Initial Equity Awards:  I will recommend that the USCC Long-Term Incentive Compensation Committee grant to you, as soon as administratively practicable following the date that you acknowledge your agreement with the terms outlined in this letter, (i) a non-qualified option to purchase 125,000 USCC Common Shares, with an exercise price per share equal to the fair market value of a USCC Common Share on the date of grant and (ii) a restricted stock unit award with respect to 45,000 USCC Common Shares.  Each such award will cliff vest on June 22, 2019 (i.e., the sixth anniversary of the date you commenced service as President and CEO), provided that you remain employed by the company through such date.  In such case, you will be eligible to exercise such option following your retirement through the earlier of (i) the third anniversary of your retirement date and (ii) the tenth anniversary of the date the option was granted (the “Post-Retirement Exercise Period”), provided that the following conditions are satisfied:  (A) your separation from the company is without cause (as defined in Exhibit A hereto); (B) during the Post-Retirement Exercise Period you do not compete (as defined in Exhibit A hereto) with USCC and its affiliates or misappropriate confidential information (as defined in Exhibit A hereto) of USCC and its affiliates and (C) during the Post-Retirement Exercise Period, you perform reasonably requested consulting services (as defined in Exhibit A hereto) (conditions (A) through (C) hereinafter collectively referenced as the “Equity Conditions”).  Your initial equity awards will be subject to the provisions of the USCC Long-Term Incentive Plan and, except as modified herein, the standard form of award agreement maintained by USCC at the time of grant.

4.       Annual Equity Awards:  As you know, USCC historically has granted stock options and restricted stock units to senior executives on the first trading day in April of each year.  I will recommend that the USCC Long-Term Incentive Compensation Committee approve the following terms with respect to annual equity awards granted to you on or before June 22, 2019 (the “Pre-June 22, 2019 Annual Awards”).  Provided that you remain employed by the company through June 22, 2019 and satisfy the Equity Conditions, following your retirement any Pre-June 22, 2019 Annual Awards shall continue to vest in accordance with their original vesting schedules through the third anniversary of your retirement (subject to accelerated vesting to the extent provided in the standard form of award agreement maintained by USCC at the time of grant).  In addition, provided that you remain employed by the company through June 22, 2019 and satisfy the Equity Conditions, you will be eligible to exercise options granted to you on or before June 22, 2019, to the extent vested, through the earlier of (i) the third anniversary of your retirement date and (ii) the tenth anniversary of the date the option was granted.  Your Pre-June 22, 2019 Annual Awards will be subject to the provisions of the USCC Long-Term Incentive Plan and, except as modified herein, the standard form of award agreement maintained by USCC at the time of grant.

5.       Retiree Medical and Life Insurance Benefits:  It is recognized that your transfer of employment to USCC may cause you to be ineligible for certain retiree medical and life insurance benefits that may have been available to you had you retired from TDS.  Accordingly, commencing with the calendar month following the calendar month during which you retire from USCC, and solely if you elect to participate in the TDS Retiree Medical Plan, USCC shall reimburse you for a portion of the monthly premiums you pay for such coverage.  The reimbursement shall equal the excess of (i) the amount that TDS would have contributed toward the premiums for such retiree coverage with respect to such month had you retired from TDS (rather than USCC) over (ii) any amount that USCC contributed toward the premiums for such retiree coverage with respect to such month.  Each reimbursement shall be subject to applicable tax withholding, but USCC shall provide you with a gross-up payment with respect to such withholding.   Each reimbursement and the related gross-up amount shall be paid in a cash lump sum during the calendar month following the calendar month to which such reimbursement is attributable.

In addition, within sixty (60) days following your retirement, USCC shall pay you a cash lump sum equal to the excess of (i) the amount of company-paid retiree basic life insurance coverage to which you would have been entitled had you retired from TDS (rather than USCC) over (ii) any amount of company-paid retiree basic life insurance coverage to which you are entitled upon retirement from USCC.  Such amount shall be subject to applicable tax withholding.

Like any other company benefit program, TDS and USCC reserve the right to change their retiree medical and life coverage, alter the payment structure of such coverage or discontinue such coverage at any time, and no provision of this letter shall be interpreted to provide otherwise.

6.       Severance:  In the unlikely event that USCC terminates your employment involuntarily without cause (as defined in Exhibit A hereto) prior to June 22, 2019, USCC shall pay you a severance amount equal to your then current annual base salary.  Such amount shall be paid to you in a lump sum within 60 days following your separation from service, and shall be subject to applicable tax withholding.

Note that reimbursements and payments under this letter (whether of cash or equity) are subject to the requirements of Section 409A of the Internal Revenue Code, as set forth in Exhibit B hereto, to the extent Section 409A applies to such reimbursements or payments.

Ken, USCC’s senior management team and Board looks forward to continuing to work together with you for at least the next six years.  To this end, USCC is providing you with a major financial incentive for you to lead USCC to outstanding growth and overall performance.

Very truly yours,

/s/ LeRoy T. Carlson

LeRoy T. Carlson, Jr.

Chairman

Please acknowledge your agreement with the terms outlined in this letter.

/s/ Kenneth R. Meyers	July 25, 2013
Kenneth R. Meyers	Date

Exhibit A

DEFINITIONS

As used in this letter, the following terms shall have the respective meanings set forth below:

                a.             “Cause” shall mean (i) a material breach by the executive of his employment duties and responsibilities (other than as a result of incapacity due to physical or mental illness) (A) which is the result of the executive’s negligence or (B) which is demonstrably willful and deliberate on the executive’s part and which is committed in bad faith or without reasonable belief that such breach is in the best interests of USCC; (ii) the commission by the executive of a felony involving moral turpitude; or (iii) competition by the executive with USCC or any affiliate thereof or misappropriation of confidential information of USCC or any affiliate thereof.

                b.             “Competition” shall mean the executive (i) directly or indirectly, individually or in conjunction with any person, has contact with any customer of USCC or any affiliate thereof or with any prospective customer which has been contacted or solicited by or on behalf of USCC or any affiliate thereof for the purpose of soliciting or selling to such customer or prospective customer any competing product or service, except to the extent such contact is made on behalf of USCC or any affiliate thereof; (ii) directly or indirectly, individually or in conjunction with any person, becomes employed in the business or engages in the business of providing wireless, telephone, broadband or information technology products or services in any geographic territory in which USCC or any affiliate thereof offers such products or services or has plans to do so within the next twelve months; or (iii) otherwise competes with USCC or any affiliate thereof in any manner or otherwise engages in the business of USCC or any affiliate thereof.

                c.             “Misappropriation of confidential information” shall mean the executive (i) uses confidential information for the benefit of anyone other than USCC or any affiliate thereof, or discloses the confidential information to anyone not authorized by USCC or any affiliate thereof to receive such information; (ii) upon termination of employment, makes any summaries of, takes any notes with respect to, or memorizes any confidential information or takes any confidential information or reproductions thereof from the facilities of USCC or any affiliate thereof; or (iii) upon termination of employment or upon the request of USCC or any affiliate thereof, fails to return all confidential information then in the executive’s possession.  “Confidential information” shall mean any confidential and proprietary drawings, reports, sales and training manuals, customer lists, computer programs, and other material embodying trade secrets or confidential technical, business, or financial information of USCC or any affiliate.

                d.             “Reasonably requested consulting services” shall mean services reasonably requested by the Chairman of USCC to facilitate an orderly transition of the executive’s responsibilities and as otherwise deemed necessary or appropriate by the Chairman, provided that (i) such services shall be performed on mutually agreed upon dates; (ii) the executive shall not be required to devote more than thirty (30) hours per month to such services; and (iii) USCC shall pay the executive for any such services performed at the rate of $500 per hour.

Exhibit B

SECTION 409A

Reimbursements and payments under this letter (whether of cash or equity) are intended to be exempt from or to meet the requirements of Section 409A of the Internal Revenue Code (“Code Section 409A”), and shall be interpreted consistent with that intent.  Notwithstanding any other provision of this letter, to the extent that a right to reimbursement or payment hereunder provides for the “deferral of compensation” within the meaning of Code Section 409A and is payable as a result of the executive’s separation, and the executive is a “Specified Employee” under the Section 409A Specified Employee Policy of Telephone and Data Systems, Inc. and its Affiliates as of the date of the executive’s separation, then no such reimbursement or payment shall be made during the period beginning on the date of the executive’s separation and ending on the date that is six months following the date of the executive’s separation. The amount of any reimbursement or payment that otherwise would be paid to the executive under this letter during this period instead shall be paid to the executive on the first business day coincident with or next following the date that is six months and one day following the date of the executive’s separation.  Each reimbursement or payment under this letter shall be treated as a separate payment for purposes of Code Section 409A.